IN THE COURT OF CHANCERY OF THE STATE OF DELAWARE

MCDONALD’S CORPORATION, Plaintiff, v. STEPHEN J. EASTERBROOK, Defendant.	C.A. No. ___________

VERIFIED COMPLAINT

McDonald’s Corporation (“McDonald’s” or the “Company”), by and through its undersigned counsel, alleges based upon personal knowledge as to itself and its own conduct and upon information and belief as to all other matters, as follows:

INTRODUCTION
1. McDonald’s is one of the world’s largest restaurant companies and an iconic brand.  The Company strives to provide a wholesome, family-oriented, and affordable experience for its customers and a safe and respectful workplace for its employees.  Its most fundamental value is integrity.  As its founder Ray Kroc said, “The basis for our entire business is that we are ethical, truthful and dependable.”  The Company’s board of directors believes that as deeply today as Ray Kroc did in 1958.

2. In October 2019, the Company learned of an allegation that its chief executive officer, Steve Easterbrook, had engaged in an inappropriate personal relationship with a McDonald’s employee.  The board immediately commissioned an investigation of the allegation.  The investigation confirmed that the alleged relationship had occurred and revealed that it had been a non-physical, consensual relationship involving texting and video calls.  Easterbrook told McDonald’s investigators that the relationship was the only one of an intimate nature he had ever had with a McDonald’s employee.  And he asserted that he had never engaged in a physical sexual relationship with any McDonald’s employee.
3. On November 1, the McDonald’s board decided to fire Easterbrook.  The board concluded not only that he had violated Company policy by engaging in an inappropriate relationship with a subordinate, but also that his conduct demonstrated poor judgment that disqualified him from continued service as the CEO.  His conduct, the directors determined, was irreconcilable with the culture of professionalism and integrity that had been the bedrock of the Company’s success and that they worked continually to promote.
4. Based on the information available to it, and after carefully weighing the alternatives, the board decided to negotiate a separation agreement with Easterbrook under which he would be terminated “without cause,” which entitled him to receive substantial severance benefits.

5. McDonald’s has now learned that Easterbrook concealed evidence and lied about his wrongdoing.  Recently identified evidence shows that Easterbrook had physical sexual relationships with three McDonald’s employees in the year before his termination; that he approved an extraordinary stock grant, worth hundreds of thousands of dollars, for one of those employees in the midst of their sexual relationship; and that he was knowingly untruthful with McDonald’s investigators in 2019.
6. These actions constitute breaches of Easterbrook’s duties to McDonald’s.  Had Easterbrook been candid with McDonald’s investigators and not concealed evidence, McDonald’s would have known that it had legal cause to terminate him in 2019 and would not have agreed that his termination was “without cause.”  Accordingly, McDonald’s brings this action to redress the injuries it has suffered by virtue of Easterbrook’s fiduciary breaches and deceit.

JURISDICTION
7. This Court has jurisdiction over this action under 10 Del. C. § 341.
8. This Court has jurisdiction over Easterbrook under 10 Del. C. § 3104 and § 3114.

PARTIES
9. McDonald’s is a Delaware corporation.  Its principal executive offices are located at 110 North Carpenter Street, Chicago, Illinois.  The Company operates and franchises McDonald’s restaurants in more than 100 countries.
10. Defendant Stephen J. Easterbrook is a citizen of the United Kingdom.  From March 1, 2015 until November 1, 2019, he served as the president and CEO of McDonald’s, as well as a member of its board of directors.

MCDONALD’S VALUES AND POLICIES
11. For McDonald’s, the ethical operation of its business is not just a legal imperative, but also a cherished value.  The Company holds the conduct of its employees and its business to high standards of fairness, honesty, and integrity.  And the Company is committed to creating a professional work environment that fosters respect for its employees, who are essential to its continued success.  These values are embodied in its policies governing employee conduct.
12. The Company’s Standards of Business Conduct apply to all employees.  That code requires employees to, among other things, “avoid any situation in which . . . personal or financial interests might cause . . . business loyalties to be divided” and to “disclos[e] any actual or potential conflict of interest situation” to the Company.  The code emphasizes that employees are to be treated with fairness, respect, and dignity and prohibits harassment, sexual or otherwise, of

Company employees.  And the code goes even further, by prohibiting “employees who have a direct or indirect reporting relationship to each other” from “dating or having a sexual relationship.”  Materials provided to employees make clear that the prohibition on “dating” extends to “being involved in any kind of romantic or intimate relationship, and includes, but is not limited to, any sexual relationship or encounter.”  That longstanding prohibition is designed to reduce the risk of non-consensual romantic or sexual conduct among employees, as well as the risk that intimate personal relationships could result in unequal treatment of employees.
13. The Company’s Standards of Business Conduct also make clear that employees “are required to live up to the letter and spirit of [the Company’s] system of internal controls, and to cooperate fully with any audit or investigation.”  The Standards of Business Conduct expressly caution that employees “who interfere with or provide false information in the course of an investigation will be subject to disciplinary action, up to and including termination of employment.”
14. The Standards of Business Conduct also prohibit employees from misappropriating Company property or engaging in fraud, which is defined to include concealing, altering, falsifying, or omitting information “for your benefit or the benefit of others.”
15. The Company takes compliance with the Standards of Business Conduct very seriously—especially among its executives, who are expected to set an example for the entire workforce.  Company executives are thus required to annually certify their compliance with the Standards of Business Conduct.
16. To ensure fidelity to the values reflected in and enforced by the Standards of Business Conduct, the McDonald’s board has in recent years redoubled its efforts to ensure that the Company’s safe and respectful workplace policies and programs are market-leading.  For example, in 2017, the board emphasized to management that all employees, including top executives, should undergo the most current anti-harassment training.  Management, including Easterbrook, assured the directors that the senior leadership team was receiving such training and that the Company was implementing enhanced safe and respectful workplace training throughout the organization.
17. In March 2019, the Company instituted mandatory live interactive training for all McDonald’s headquarters staff.  The training addresses not just issues of sexual harassment and discrimination, but also the Company’s culture of respect and integrity.  The Company’s human relations personnel also received additional training on conducting investigations into allegations of sexual harassment and discrimination.
18. McDonald’s also sought input from leading non-profit organizations on how to increase the effectiveness of its safe and respectful workplace programs and updated its anti-harassment policy in 2019.  The revised policy more clearly informs employees of their rights; more clearly defines conduct that constitutes sexual harassment, sex discrimination, and retaliation for allegations of such harassment or discrimination; and provides examples of unacceptable behavior.  The revised policy also provides employees with additional avenues for reporting allegations of sexual harassment and discrimination.

THE COMPANY LEARNS THAT EASTERBROOK HAD
A PROHIBITED RELATIONSHIP WITH AN EMPLOYEE
19. On October 16, 2019, the Company was notified of an allegation that Easterbrook had engaged in a relationship with a Company employee (“Employee-1”).  The Company’s independent directors immediately convened to address the allegation and directed independent outside counsel to investigate it.
20. Upon inquiry, Employee-1 affirmed that her relationship with Easterbrook was entirely consensual, consisted of text messages and video calls exchanged between their mobile phones, spanned a few weeks, and never included a physical relationship.  Easterbrook confirmed Employee-1’s account in an interview by independent outside counsel.
21. As part of the investigation, independent outside counsel asked Easterbrook if he had ever engaged in a sexual relationship, physical or non-physical, with any other Company employee.  Easterbrook denied that he had.

22. Easterbrook was required to turn over his Company-issued mobile phone as part of the investigation.  Independent outside counsel searched images and videos saved on the phone, as well as any retained text messaging activity, for evidence of a relationship with Employee-1 or any other Company employee.  That search did not yield evidence contradicting Easterbrook’s representation that he had never engaged in a sexual relationship with any other Company employee.

THE BOARD DECIDES TO FIRE EASTERBROOK
23. The independent directors met again on October 26, 2019 and received a detailed report of the investigation.  After deliberation, the independent directors resolved to terminate Easterbrook.  They determined that, in engaging in a relationship with Employee-1, Easterbrook had violated the Company’s policies prohibiting intimate interactions between employees in a reporting relationship.  And they further determined that Easterbrook’s conduct reflected a lack of judgment that made it impossible for them to trust his ability to steward the Company’s culture.
24. Having decided that Easterbrook must be terminated as CEO, the independent directors then considered whether his termination should be with or without cause.  Terminating Easterbrook with cause would deprive him of all his severance benefits.  But doing so was also certain to embroil the Company in a lengthy dispute with him.  To prevail in a dispute with Easterbrook over whether his conduct constituted “cause,” the Company would need to show that his conduct constituted “dishonesty, fraud, illegality or moral turpitude.”
25. The directors had no assurance that Easterbrook’s conduct (as they then understood it) would be found to clear that high bar.  The evidence before them indicated that Easterbrook’s relationship with Employee-1 was consensual, non-physical, and did not involve any allegation of sexual harassment.  Easterbrook insisted (falsely, as was later revealed) that he had not engaged in a personal relationship with any other McDonald’s employee.  And none of the evidence obtained in the investigation indicated that he had engaged in another such relationship or had engaged in any harassing or otherwise nonconsensual conduct.  The directors thus had no confidence that Easterbrook’s conduct would be found to constitute “cause” as a legal matter.
26. After weighing the alternatives, the directors concluded that it would be in McDonald’s best interest if Easterbrook’s separation was accomplished with as little disruption as possible.  So they instructed management to seek to negotiate a separation agreement designed to protect the Company’s interest without insisting on a for-cause termination.  The directors also determined to appoint Christopher Kempczinski, President of McDonald’s USA, to succeed Easterbrook as President and CEO.

27. The independent directors reconvened on November 1 to consider the proposed Separation Agreement that the Company had negotiated with Easterbrook at their direction.  The proposed agreement required Easterbrook to release any claims he had against McDonald’s, but it did not require the Company to release any claims it had against Easterbrook.  The proposed agreement also required Easterbrook to write a letter to employees acknowledging that he made a mistake.
28. The proposed Separation Agreement also provided, as contemplated, that Easterbrook’s termination would be “without cause” for the purpose of determining the amount of his severance compensation and benefits.  As a result of this provision, Easterbrook would be qualified to receive the severance compensation and benefits provided under his existing compensatory arrangements.  The board would not have agreed to this provision of the Separation Agreement had it possessed clear evidence justifying a termination of Easterbrook for cause.  After deliberation, the directors approved the proposed agreement.
29. The Separation Agreement, as negotiated and approved, incorporated McDonald’s Severance Plan.  Under the terms of the Severance Plan, “if the Plan Administrator determines at any time that a Participant committed any act or omission that would constitute Cause while he or she was employed by” McDonald’s Corporation, the Company “may (a) cease payment of any benefit otherwise payable to a Participant under the Plan and (b) require the Participant to repay any and all Severance Benefits previously provided to such Participant under the terms of th[e] Plan.”  “Cause” is defined to include commission of any act “involving dishonesty, fraud, illegality, or moral turpitude,” as well as any “serious, reckless or material violation of McDonald’s Standards of Business Conduct or other employment policies.”
30. The Separation Agreement also incorporated provisions of the documents governing Easterbrook’s 2018 and 2019 equity awards stating that the benefits granted are subject to repayment or forfeiture if “the Company determines, in its sole and absolute discretion, that the [Grantee] engaged in Detrimental Conduct,” which is defined to include “willful fraud that causes harm to the Company.”
31. On November 3, 2019, McDonald’s announced that Easterbrook had been separated from his officer and director positions with the Company “following the Board’s determination that he violated company policy and demonstrated poor judgment involving a recent consensual relationship with an employee.”  At a Company-wide town hall meeting following the announcement, the Company reaffirmed its commitment to maintaining its values and culture, regardless of an employee’s rank or position in the Company.

32. Market observers and governance experts confirmed the board’s decisive action in terminating Easterbrook and putting corporate culture first.  Institutional Shareholder Services, a leading corporate governance watchdog, observed that the “board’s actions sent a profound message throughout the company that it was holding senior executives accountable to company conduct and values.”
33. The board’s strategy of seeking a smooth transition paid off.  Although the Company’s stock price briefly dipped after Easterbrook’s termination was announced, it rebounded quickly and by mid-December had fully recovered.  Meanwhile, McDonald’s achieved global comparable sales growth of 5.9% in the fourth quarter of 2019.
34.   Today, the Company continues its efforts to cultivate a safe, nondiscriminatory, and respectful workplace, including most recently through a renewed values statement that makes clear McDonald’s commitment to operating its business with integrity and creating equal opportunities.

NEW EVIDENCE SHOWS THAT EASTERBROOK HAD
PROHIBITED RELATIONSHIPS WITH MULTIPLE EMPLOYEES
—AND LIED TO COVER IT UP
35. In July 2020, the Company received an anonymous report alleging that a McDonald’s employee (“Employee-2”) engaged in a sexual relationship with Easterbrook while he was CEO.

36. An internal investigation into this allegation discovered photographic evidence that, while he was CEO, Easterbrook had engaged in a physical sexual relationship not only with Employee-2, but also with two other Company employees in the year before his termination.  That evidence consisted of dozens of nude, partially nude, or sexually explicit photographs and videos of various women, including photographs of these Company employees, that Easterbrook had sent as attachments to messages from his Company e-mail account to his personal e-mail account.  The date and time stamps on the photographs of the three Company employees show that the photographs were all taken in late 2018 or early 2019.
37. The photographs are undisputable evidence that Easterbrook repeatedly violated the Company’s prohibition of any kind of intimate relationship between employees in a direct or indirect reporting relationship.  They are undisputable evidence that Easterbrook lied during the investigation into his behavior in October 2019, when independent outside counsel expressly asked him if he had ever engaged in a physical sexual relationship with any Company employee.
38. The date and time stamps of the photographs of Employee-2 also conclusively show that Easterbrook approved a special discretionary grant of restricted stock units—worth hundreds of thousands of dollars—to Employee-2 shortly after their first sexual encounter and within days of their second.
39. The Company was not aware of these photographs before July 2020, when it discovered them in the course of investigating the allegations regarding Easterbrook and Employee-2.  Neither these photographs, nor the e-mails to which they were attached, were present on Easterbrook’s Company-issued phone when it was searched by independent outside counsel in late October 2019 because Easterbrook, with the intention of concealing their existence from the Company, had deleted them from his phone.  Unbeknownst to Easterbrook, however, the deletion of the e-mails from the mail application on his Company-issued phone did not also trigger the deletion of those e-mails from his Company e-mail account stored on the Company’s servers.
40. The Board would not have agreed to the terms of the Separation Agreement had it then been aware of Easterbrook’s physical sexual relationships with three McDonald’s employees, his approval of a discretionary stock grant for Employee-2 while they were in a sexual relationship, and the falsity of his representation to outside counsel that he had never engaged in a physical sexual relationship with a Company employee.  That conduct constituted a clear legal basis to terminate Easterbrook for cause.

41. Had the Board known on November 1, 2019 what it learned in July 2020 regarding Easterbrook’s conduct as CEO, it would not have approved the Separation Agreement and would have instead terminated Easterbrook for cause.  And had Easterbrook not deleted evidence from his phone and lied to the Board and its investigators in October 2019, the Board would have known the full record of his conduct when it considered the terms of his separation.

FIRST CAUSE OF ACTION—BREACH OF FIDUCIARY DUTY
42. McDonald’s repeats and incorporates by reference the allegations above.
43. Easterbrook, as a McDonald’s officer and director, owed the Company the fiduciary duties of candor, due care, and loyalty.
44. Acting in his own interests, Easterbrook violated the McDonald’s Standards of Business Conduct by pursuing sexual relations with employees of the Company and by making decisions about Employee-2’s compensation while engaged in an improper sexual relationship with her.  And he further violated Company policy by failing to disclose those violations and instead falsely denying the improper relationships.  Easterbrook’s silence and lies—a clear breach of the duty of candor—were calculated to induce the Company to separate him on terms much more favorable to him than those the Company would have offered and agreed to had it known the full truth of his behavior.  Accordingly, Easterbrook’s conduct served to benefit himself at the expense of the Company—a classic breach of the duty of loyalty.
45. Easterbrook’s breaches of fiduciary duty have imposed costs and other harms on the Company, including (but not limited to) the benefits granted to and retained by Easterbrook under the Separation Agreement, other compensation Easterbrook obtained, and costs associated with investigating and responding to allegations of Easterbrook’s violations of McDonald’s policy.

SECOND CAUSE OF ACTION—FRAUD IN THE INDUCEMENT
46. McDonald’s repeats and incorporates by reference the allegations above.
47. To understand all material facts before negotiating the terms of Easterbrook’s separation in October 2019, the Company undertook an investigation that included a personal interview of Easterbrook by the Company’s outside counsel.  Knowing that the Company was investigating his conduct and evaluating how best to respond to it, knowing that the Company was considering whether to terminate him with cause or without, and knowing that revelation of his sexual relationship with Employee-2, coincident approval of her discretionary stock grant, and his relationships with other Company employees would ensure his termination for cause, Easterbrook told deliberate falsehoods.  Easterbrook knew and intended that his false denial would induce the Company to separate him on terms more favorable than the truth would have warranted.
48. In view of Easterbrook’s position as the Company’s highest-ranking officer, who owed fiduciary duties of loyalty and candor to the Company and in whom the Company reasonably placed its trust and confidence, the Company justifiably relied on Easterbrook’s false denial in approving the Separation Agreement.  That reliance caused the Company injury.

PRAYER FOR RELIEF
WHEREFORE, McDonald’s requests that this Court enter a judgment:
A.	awarding the Company compensatory damages, together with pre- and post-judgment interest;
B.	awarding McDonald’s the costs and disbursements of this action, including attorneys’, accountants’, and experts’ fees;
C.	in the alternative, ordering rescission of the Separation Agreement and directing Easterbrook to return all cash and stock awards granted pursuant to said agreement; and
D.	for such other, further and different relief as the Court may deem just and proper.

Of Counsel:
William Savitt
Anitha Reddy
Sarah K. Eddy
WACHTELL, LIPTON,
ROSEN & KATZ
51 West 52nd Street
New York, New York 10019
(212) 403-1000
Ronald L. Olson
John W. Spiegel
Luis Li
MUNGER, TOLLES
& OLSON LLP
350 South Grand Ave.
Los Angeles, California 90071
(213) 683-9100
Jonathan I. Kravis
MUNGER, TOLLES
& OLSON LLP
1155 F St. NW
Washington, DC 20004
(202) 220-1100

August 10, 2020

ROSS ARONSTAM & MORITZ LLP

/s/ Garrett B. Moritz
Garrett B. Moritz (Bar No. 5646)
S. Reiko Rogozen (Bar No. 6695)
Holly E. Newell (Bar No. 6687)
100 S. West Street, Suite 400
Wilmington, Delaware 19801
(302) 576-1600

Attorneys for Plaintiff McDonald’s Corporation

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